Exhibit 10.52

FIRST AMENDMENT TO SUBLEASE BETWEEN
325 CORPORATE DRIVE II, LLC
AS “SUBLESSOR”
AND
BOTTOMLINE TECHNOLOGIES, INC.
AS “SUBLESSEE”

THIS FIRST AMENDMENT TO SUBLEASE (“Sublease”) is made by and between 325 CORPORATE DRIVE II, LLC, (“Sublessor”) and BOTTOMLINE TECHNOLOGIES, INC. (“Sublessee”), the Parties to a certain Sublease dated August 31, 2000 (the “Sublease”) All capitalized terms contained in this First Amendment to Sublease shall have the meanings given to them in the Sublease.

WHEREAS: the Parties desire to amend the Sublease as set forth herein.

WHEREAS: The PDA has required that the Parties make certain revisions and amendments to the Sublease pursuant to the terms of the Primary Sublease;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties agree that the Sublease shall be, and is hereby, amended as follows:

1.  The following is added at the beginning of the last sentence of Section 8.8;

“Except as otherwise provided herein with respect to Ground Transportation Service providers which are required to be licensed to provide services in connection with PDA’s Domestic and International Air Passenger Terminal, the foregoing shall not…”

2.  The second sentence of Section 8.9 is deleted and the following substituted therefore;

“Notwithstanding any other provision of this Sublease or the Primary Sublease, the Sublessee shall also comply with and be subject to the restrictions in Conditions 6,10, 17, 23, 25, and 25A of the Master Lease to the extent applicable to the Subleased Premises or any rights granted to Sublessee under Sublease in the same manner and to the same extent as PDA is obligated in its capacity as Lessee under the Master Lease.”

3.  The first sentence of Section 10.1 shall be deleted and the following substituted therefore;

“Sublessee shall not place or construct any improvements, changes, structures, alterations or additions (cumulatively referred to in this Article as “Alterations”) in, to, or upon the Subleased Premises (a) without Sublessor’s written consent, which shall not be unreasonably withheld, conditioned or delayed, and (b) if applicable, the consent of the PDA under Article 15 of the Primary Sublease.”

4.  The first paragraph of Section 13.1 shall be amended in its entirety to read as follows:

“Sublessor shall bring or shall cause utility lines to be brought to the Subleased Premises at the points existing as of the Term Commencement Date or such other points as may be designated by Sublessor (in consultation with Sublessee). The utility lines shall have the capacities existing as of the Term Commencement Date which Sublessee acknowledges are sufficient to enable Sublessee to obtain for the Subleased Premises, as of the date of commencement of Sublessee’s activities, sufficient water, electricity, telephone, gas and sewer service. Sublessee shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which such utilities are supplied to, distributed in or serve the Subleased Premises. If Sublessee desires to install any equipment which shall require additional utility facilities or utility facilities of a greater capacity than the facilities provided by Sublessor, such installation shall be subject (a) to Sublessor’s prior written approval of Sublessee’s plans and specifications therefor, which approval shall not be unreasonably withheld, and to (b) if required under the primary Sublease, PDA’s. Sublessor’s approval shall be deemed granted if the Sublessor shall not respond prior written approval of Sublessee’s plans and specifications therefore within 15 days of receipt of Sublessee’s written request therefor and shall fail again to respond 10 days after receipt of Sublessee’s second written request therefor. If such installation is approved by Sublessor and PDA and if Sublessor and PDA agrees to provide any additional facilities to accommodate Sublessee’s installation, Sublessee agrees to pay Sublessor and/or PDA, in advance and on demand, the cost for providing such additional utility facilities or utility facilities of greater capacity, including but not limited to offsite sewer improvement charges allocable to the Subleased Premises to be charged by the City of Portsmouth under the Primary Lease.”

5.  A new Section 14.1 (b) shall be added which shall read as follows;

“(b) During the sixth (6th) year of the term of this Sublease, Sublessor shall replace then existing carpeting in the Premises with new carpeting selected by Sublessee. If the actual cost of the purchase and installation of such replacement carpet is greater than Two Dollars ($2.00) per square foot, then the difference shall be paid by the Sublessee prior to the installation of same.”

6.  Section 21.1 shall be amended to read as follows;

“21.1.  Assignment.    Sublessee shall not assign this Sublease without the written consent of the Sublessor, provided however, that Sublessee may, without Sublessor’s or the PDA’s prior written consent, but upon notice to Sublessor, sublet all or any portion of the Premises or assign Sublessee’s interest in this lease to: (i) to a subsidiary, affiliate, patent or other entity to Sublessee which controls, is controlled by, or is under common control with Sublessee; or (ii) to a purchaser of 80% of Sublessee’s stock or assets or (iii) in connection with the merger, consolidation or reorganization of Sublessee, provided that with respect to (ii) and (iii) above such consent shall be given if the Sublessor and PDA shall be provided with (a) financial information adequate to establish that the Sublessee or such other entity as shall result from any of the events under ii and iii above, shall have a net worth following the transaction at least equal to the Sublessee as existed immediately prior to the transaction, and (b) written confirmation, in form and substance reasonably satisfactory to the PDA, that the Sublessee or such other entity as shall result from any of the events under ii and iii above shall remain or become fully liable for the obligations of Sublessee under this Sublease.”

7.  The first two paragraphs of Section 21.2 shall be amended to read as follows;

“21.2.  Subleases.    Except as provided in 21.1 above, Sublessee shall not enter into any sublease of the Subleased Premises without Sublessor’s, and, under the Primary Sublease, PDA’s prior written approval. Any request for Sublessor’s (and, PDA’s) approval shall be made at least 21 days prior to the commencement of such tenancy, and shall provide reasonably detailed information concerning the identity and financial condition of the proposed sublessee and the terms and conditions of the proposed sublease. Sublessor shall not unreasonably withhold its consent to such sublease if (1) the use of the Subleased Premises is a permitted use under this lease; (2) the sublease is consistent with the terms and conditions of this Sublease; (3) Sublessee remains primarily liable to Sublessor to pay rent and perform all other obligations to be performed by Sublessee under this Sublease.

If Sublessor shall fail to respond to the Sublessee’s request within 15 days after receipt of the request, such request shall be deemed approved by Sublessor.” If PDA shall fail to respond to Sublessee’s request within 21 days after receipt of the request, such request shall be deemed approved by PDA.

8.  The following shall be added to Section 21.5;

“Sublessee further agrees that in the event of any authorized sublease or assignment of the under this Section 21, it shall provide each Sublessor, PDA, the Air Force, the EPA and NHDES, by certified mail, a copy of the agreement of sublease or assignment within 14 days after the effective date of such transaction. Sublessee may delete from the copies delivered to the Air Force, the EPA and NHDES the financial terms and other proprietary information contained therein.”

9.  Section 22.1 shall be amended by deleting therefrom the phrase at the end which reads, “ but Sublessee shall have no responsibility for contamination not caused by Sublessee or its agents.”, and adding the following in its place;

“… but Sublessee shall have no responsibility for contamination not caused by Sublessee or its sublessees, assignees, contractors or agents.”

10.  A. Section 22.4 shall be amended by deleting from the last sentence thereof the phrase, “Sublessee’s liability being limited to matters relating to its own activities.”, and adding the following in its place;

“…Sublessee’s liability being limited to matters relating to its own or its sublessees, assignees, contractors and agents’ activities.”

B.  Section 22.4 shall be further amended by adding the following at the end thereof;

“Furthermore, the parties recognize and acknowledge the obligation of the Air Force to indemnify the Sublessor and Sublessee to the extent required by the provisions of Public Law No. 101-511, Section 8056 and Public Law No. 102-484, as amended.”

11.  The word “Lease” in the first sentence of Section 22.7 shall be deleted and replaced with the word “Sublease”.

12.  Section 22.13 shall be deleted in its entirety and the following substituted therefore;

“22.13.    Sublessee, and any Sublessee or assignee of Sublessee whose operations utilize Hazardous Substances, shall have a completed and approved plan for responding to Hazardous Substances spills required by applicable law prior to commencement of operations on the Subleased Premises. Such plan shall be independent of, but not inconsistent with, any plan or other standard of PDA applicable to the Airport and except for initial fire response and/or spill containment, shall not rely on use of the Airport or Sublessor personnel or equipment. Should the Sublessor provide any personnel or equipment, whether for initial fire response and/or spill containment or otherwise, on request of the Sublessee, or because the Sublessee was not, in the reasonable opinion of Sublessor, conducting timely cleanup actions, the Sublessee agrees to reimburse the Sublessor for its costs.”

13.  New Sections 22.17 and 22.18 shall be added to read as follows;

22.17    Prior to the storage, mixing, or application of any pesticide, as that term is defined under the Federal Insecticide, Fungicide, and Rodenticide Act, the Sublessee, its sublessees and assignees shall prepare a plan for storage, mixing and application of pesticides (“Pesticide Management Plan”). The Pesticide Management Plan shall be sufficient to meet all applicable Federal, State and local pesticide requirements. The Sublessee, its sublessees and assignees shall store, mix and apply all pesticides within the Subleased Premises only in strict compliance with the Pesticide Management Plan. The pesticides will only be applied by a licensed applicator.

22.18    The Sublessee, its sublessees and assignees must notify the Sublessor and the Site Manager of its intent to possess, store, or use any licensed or licensable source or by product materials, as those terms are defined under the Atomic Energy Act and its implementing regulations; of Sublessee’s, its sublessees and assignees intent to possess, use, or store radium; and of Sublessee’s, its sublessees and assignees intent to possess or use any equipment producing ionizing radiation and subject to specific licensing requirements or other individual regulations, at least sixty (60) days prior to the entry of such materials or equipment upon the Airport. Upon notification, the Sublessor and the Site Manager may impose such requirements, including prohibition of possession, use, or storage, as deemed necessary to adequately protect health and human environment. Thereafter, the Sublessee must notify the Sublessor and the Site Manager of the presence of all licensed or licensable source or other byproduct materials, of the presence of radium, and of the presence of all equipment producing ionizing radiation and subject to specific licensing requirements or other individual regulation; provided, however, that the Sublessee, it sublessees and assignees need not make either of the above notifications to the Sublessor and the Site Manager with respect to source and byproduct material which is exempt from regulation under the Atomic Energy Act. The Sublessee shall not, under any circumstances, use, own, possess or allow the presence of special nuclear material on the Subleased Premises.

14.  Each Exhibit 3 and Exhibit 8 to the Sublease (the “List and Description of Amenities” and the “Timeline”) shall be deleted and replaced with Exhibits 3 and 8 hereto.

In all other respects the Sublease shall remain in full force and effect as first written.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this First Amendment to Sublease effective as of the      day of                          , 2000.

325 CORPORATE DRIVE, LLC

By:

Its:

BOTTOMLINE TECHNOLOGIES, INC.

By:	/s/ ROBERT A EBERLE
Robert A Eberle EVP & CFO

STATE OF NEW HAMPSHIRE
COUNTY OF ROCKINGHAM

On this      day of                     , 2000, personally appeared                                 , known to me (or proved to me on the basis of satisfactory evidence) to be the                                  of 325 CORPORATE DRIVE, LLC, and on oath stated that he was authorized to execute this instrument and acknowledged it to be his free and voluntary act for the uses and purposes set forth herein.

Before me,

ILLEGIBLE
Notary Public/Justice of the Peace Name: My Commission Expires:

STATE OF NEW HAMPSHIRE
COUNTY OF ROCKINGHAM

On this      day of             , 2000, personally appeared                             , known to me (or proved to me on the basis of satisfactory evidence) to be the                                                  of BOTTOMLINE TECHNOLOGIES, INC. and on oath stated that he was authorized to execute this instrument and acknowledged it to be his free and voluntary act for the uses and purposes set forth herein.

Before me,

ILLEGIBLE
Notary Public/Justice of the Peace Name: My Commission Expires:

Exhibit 3

LIST AND DESCRIPTION OF AMENITIES

1.  1,000 square foot fitness facility to be provided by the Sublessor to include cardio equipment, stretching machines, weights and two televisions.

2.  Building is adjacent to a 171 acre resource conservation preserve where the employees of Sublessee shall have the right to run, bike and recreate. (See aerial and side plan).

3.  Sublessor shall on or before the Term Commencement date construct a basketball court and volleyball area as well as an outdoor seating arena on the site (see site plan).

4.  Sublessor shall on or before the Term Commencement date construct an onsite detention pond.

Exhibit 8

BOTTOMLINE TECHNOLOGIES

PEASE TRADEPORT—PORTSMOUTH, NH

TIMELINE

Date	Task	Drop Dead Date

July 20, 2000	Planning Board Approval	Complete

July 26, 2000	Final Design and Pricing on Porte Cochere	Complete

August 11, 2000	Final Base Building Approval by Bottomline	Done

August 11, 2000	Porte Cochere Approval from Bottomline

August 14, 2000	Structural Steel Ordered	Done

August 31, 2000	Sign Lease and PDA Lease	Done

August 18, 2000	PDA Approval of Base Building Plans	Done

August 25, 2000	Tenant Floorplan Finalized	Done

September 26, 2000	Apply for Building Permit—Base Building	Done

September 27, 2000	Receive Foundation and Structural Permit	Done

September 28, 2000	Start Sitework	Done

October 23, 2000	Tenant Improvement Construction Document	Done

October 23, 2000	Tenant Improvement (TI) Pricing	Done

October 30, 2000	Bottomline Approval of TI Pricing	January 5, 2001*

November 11, 2000	Final Building Permit Including Tenant Improvements	5 weeks after TI Pricing Approved

March 1, 2001	Steel Erected	May 1, 2001

May 1, 2001	Shell Closed In	July 1, 2001

September 14, 2001	Building Certificate of Occupancy	October 30, 2001

*	Delay past this day will materially delay Project Schedule.